Exhibit 99.1

Anthera Pharmaceuticals Reports 2013 Fourth Quarter And Fiscal Year Financial Results
and Operational Update

HAYWARD, Calif., March 12, 2014 /PRNewswire/ -- Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH), today announced financial results and operational update for the fourth quarter and year ended December 31, 2013.

Fourth Quarter and Fiscal Year 2013 Financial Results:

Net loss for the fourth quarter and year ended December 31, 2013 was $9.2 million and $30.9 million, respectively.  Operating expense for the year ended December 31, 2013 was $28.2 million as compared to $55.9 million for the year ended 2012.  Research and development expense decreased by $27.5 million in the year ended 2013 as compared to 2012.  Excluding non-cash stock-based compensation, research and development expense decreased by $28.5 million and reflected a significant decrease in direct and indirect clinical study expenses as the Company focused exclusively on the development of blisibimod for systemic lupus erythematosus, or lupus, and IgA nephropathy in the current year. General and administrative expense decreased by $0.1 million in the year ended 2013 as compared to 2012.   Excluding non-cash stock-based compensation, general and administrative expense decreased by $1.3 million and reflected the Company’s ongoing cost reduction efforts that led to decreases in professional, consulting and overhead expenses in the current year.

As of December 31, 2013, the Company had cash, cash equivalents and restricted cash of $35.9 million, compared to $24.8 million in cash, cash equivalents and short-term investments at December 31, 2012.  Included in the cash balance of December 31, 2013 is $10.0 million of restricted cash. The increase in total cash balance as of December 31, 2013 was primarily attributable to net proceeds $42.7 million from a registered direct offering of the Company’s common stock in January 2013 and $3.1 million pursuant to the Company’s execution of an equity purchase agreement in April 2013 and subsequent sale of the Company’s common stock. This increase was offset by $31.9 million of cash used in operations during the year ended December 31, 2013.

In November 2013, the Company allocated $25.0 million from a universal shelf registration statement on Form S-3 (File No. 333-187780) filed in April 2013 to an At Market Issuance Sales Agreement (“Sales Agreement”) with Cowen and Company, LLC. No shares had been issued under the Sales Agreement as of December 31, 2013.

Fourth Quarter Operational Update:

Clinical

Blisibimod for the treatment of Systemic Lupus Erythematosus (CHABLIS-SC1)

The Company’s Phase 3 lupus clinical study, CHABLIS-SC1, is currently recruiting at 31 sites across 11 countries in Eastern Europe, Latin America and Southeast Asia. Enrollment rates for the CHABLIS-SC1 study have exceeded the Company’s initial expectations and the Company successfully enrolled more than 100 patients prior to the end of 2013. Interim safety and efficacy analyses are planned for mid-2014. Patient demographics for the CHABLIS-SC1 patients are consistent with the Company’s goal to enroll patients with higher levels of disease activity and positive lupus serology despite the use of corticosteroids.  In addition to serving as a registration study for the lupus indication, the Company intends to include the safety data from the CHABLIS-SC1 study in a potential IgA nephropathy marketing application for blisibimod. Additional information and publications from the CHABLIS-SC1 clinical study can be found at http://www.anthera.com/studies_chablis-sc1.htm.

Following recent input from the United States Food and Drug Administration (US FDA) and key opinion leaders, the Company intends to submit a second lupus pivotal study (CHABLIS-SC2) to the US FDA in the first quarter of 2014. This study will enroll patients with active lupus, including patients with glomerulonephritis and who may have recent diagnosis of Lupus Nephritis.  Similar to the CHABLIS-SC1 clinical study, the primary endpoint of this second study is intended to SRI-8 response. These two pivotal studies may form the basis of approval for blisibimod as a treatment for patients with lupus.

Initial data from the combined PEARL-SC and Open Label Extension (OLE) studies were presented at the 2013 Annual Scientific Meeting of the American College of Rheumatology and Association of Rheumatology Health Professional (ACR/ARHP).  These emerging data corroborate the effects of 24-week therapy with blisibimod observed in the Phase 2 PEARL-SC study. Specifically, the improvements in proteinuria observed in the subgroup of patients with renal disease at enrollment, as well as anti-double-stranded DNA autoantibodies and complement C3 and C4 observed over 24 weeks of dosing in the PEARL-SC study were found to be durable over 52-weeks.  Importantly, significant decreases in immunoglobulins IgG and IgM were also observed in patients treated with blisibimod compared with placebo.  These data support the ongoing exploration of blisibimod’s efficacy and safety in the Phase 3 study in patients with lupus as well as in patients with IgA nephropathy. Additional information and publications from the PEARL-SC and OLE clinical studies can be found at http://www.anthera.com/studies_pearl-sc.htm and http://www.anthera.com/studies_open-label-extension-study.htm.

Blisibimod for the treatment of IgA Nephropathy (BRIGHT-SC1)

The Company has gained regulatory approvals to conduct the BRIGHT-SC1 trial in seven study countries in Southeast Asia and is actively recruiting. To date 19 sites have been activated and are actively screening patients. The Company anticipates the first 48 patients will complete eight weeks of treatment in the second half of 2014 upon which the Company plans to conduct an interim analysis to determine the effect of blisibimod on proteinuria.

As a result of receiving feedback from the US FDA on the potential use proteinuria as the endpoint for Subpart E approval for blisibimod, the Company amended the BRIGHT-SC1 study endpoints during the fourth quarter of 2013. It is the Company’s intention to use the BRIGHT-SC1 study as one of two studies necessary to support the marketing approval of blisibimod for the treatment of IgA nephropathy under the accelerated approval pathway (US FDA Subpart E). Additional information and publications from the BRIGHT-SC1 clinical study can be found at http://www.anthera.com/studies_bright-sc.htm.

In December 2013, the Company submitted an Investigational New Drug application, or IND, to the Division of Cardiovascular and Renal Products of the US FDA for the investigation of blisibimod in IgA nephropathy. This submission incorporated feedback from initial meetings with the US FDA and Japanese Pharmaceutical and Medical Devices Agency, or PMDA and included a study protocol for a second pivotal trial, BRILLIANT-SC1.  The Company anticipates feedback regarding its IgA development from the US FDA in the first quarter of 2014.  Further discussions with the Japanese PMDA regarding development of blisibimod in Japan are planned for the second quarter of 2014.

Manufacturing

The Company initiated activities for large scale purification of its next batch of blisibimod with its contract manufacturer.  It is anticipated that final product from this product manufacturing campaign will provide sufficient placebo and blisibimod syringes for completion of the CHABLIS-SC1 clinical study and the initiation of the second pivotal clinical study in patients with lupus.

Restatement of Prior Year Financials to Correct Non-cash Mark-to-Market Expense of Warrants:

On March 10, 2014, in connection with an internal review initiated by the Company of the accounting for certain warrants issued in conjunction with an equity offering in September 2010, management, in consultation with its Audit Committee, concluded that certain of its previously issued financial statements for the years ended 2010, 2011 and 2012 and unaudited quarterly financial information for the first three quarters of 2012 (“Affected Periods”) should be restated because of a misapplication in the guidance around accounting for the warrants and should no longer be relied upon.  Historically, the warrants were reflected as a component of equity on the balance sheets and the statements of operations did not include the subsequent non-cash changes in the estimated fair value of the warrants.  However, the adjustable feature related to the exercise price of the warrants would require the warrants be initially classified as derivative liabilities at their estimated fair values.  In periods subsequent to issuance, changes in the estimated fair value of the derivative instruments should be recorded as non-cash income or expense in the statement of operations until the warrants are exercised or exercise price of the warrants becomes fixed. The Company, in consultation with the Audit Committee, determined that the financial statements in the Affected Periods should be restated to reflect the warrants as liabilities until the exercise price of the warrants became fixed in the third quarter of 2012.

The restatement results in non-cash, non-operating expense corrections and will have no impact on the Company’s current or previously reported cash position, operating expenses or total operating, investing or financing cash flows, and net operating loss carryforward.  As of the date of this release, the Company is still evaluating the quantitative impact of the restatement, which will be disclosed in the Company’s annual report on Form 10-K for the year ended December 31, 2013.  A current report on Form 8-K that further describes the foregoing restatement of the company's financial statements has been filed by the Company today and is available at www.sec.gov.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with autoimmune disorders including lupus, lupus with glomerulonephritis and IgA nephropathy.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarter ended September 30, 2013.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.

	Consolidated Statement of Operations
	(in thousands, except share and per share data)
	(UNAUDITED)

	Three months ended December 31,		Year ended December 31
	2013	2012	2013
Operating expenses:
Research and development	$7,439	$7,089	$21,684
General and administrative	1,433	1,000	6,563
Total operating expenses	8,872	8,089	28,247
Loss from operations	(8,872)	(8,089)	(28,247)
Other Income (expense):
Other income (expense) - net	(48)	(27)	(15)
Interest expense	(277)	(797)	(2,599)
Total other (expense) - net	(325)	(824)	(2,614)
Net loss	$(9,197)	$(8,913)	$(30,861)
(1) Net loss per share - basic and diluted:	$(0.48)	$(0.90)	$(1.69)
(1) Weighted-average number of shares used in per share calculation-basic and diluted	19,354,950	9,890,094	18,267,413

	Operating Expenses for the Years ended December 31, (UNAUDITED)
	2013	2012 (2)
Operating expenses:
Research and development	$21,684	$49,219
General and administrative	6,563	6,715
Total operating expenses	28,247	55,934
Loss from operations	$(28,247)	$(55,934)

	Balance Sheet Data
	(in thousands, except share data) (UNAUDITED)

	December 31, 2013	December 31, 2012

Cash and cash equivalents	$25,946	$19,431
Short term investments	$—	$5,322
Restricted cash	$10,000	$—
Total assets	$37,417	$26,445
Total current liabilities, excluding current portion of notes payable	$4,784	$9,421
Total notes payable	$17,875	$20,550
Total shareholders' equity (deficit)	$14,758	$(3,526)

(1) Common shares outstanding	19,415,901	9,893,924

(1)
Weighted-average number of shares and net loss per share data for the three months ended December 31, 2012, and common shares outstanding at December 31, 2012 have been adjusted to reflect reverse split of stock effectuated on July 15, 2013.

(2)
The Consolidated Statement of Operations for the year ended December 31, 2012 will be restated as explained above.  The restatement does not have any impact on previously reported operating expense but will reduce other non-operating expense for the year ended December 31, 2012.   As of the date of this release, the Company is still evaluating the impact of the restatement, which will be disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.